Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2014 Third Quarter
Net Revenue and Net Income

FAIRPORT HARBOR, Ohio – October 30, 2014 – OurPet’s Company (OTCQB:OPCO www.ourpets.com), a leading proprietary pet supply company, today reported net revenue decreased 2% to $5,601,011 for the three months ended September 30, 2014 versus the same period last year. Lower gross profit combined with additional initiatives to enhance the Company’s market position contributed to a decrease in net income to $77,751 or $0.00 per diluted share for the 2014 third quarter from $339,261 or $0.02 per diluted share for the comparable period in 2013.

Dr. Steven Tsengas, Chairman and CEO, commented, “We are disappointed with the Company’s net revenue and profitability for the third quarter, which were both below our expectations. PetZone® branded product sales increased 15% to Food/Drug/Mass customers; however, the transition is taking longer than anticipated and this increase was more than offset by a decline in sales to the Pet Specialty channel. E-commerce sales increased at a double digit rate compared to a year ago, while sales of waste and odor control products benefited from the re-launch of our SmartScoop® line of products earlier this year.”

Dr. Tsengas added, “Although our results for the first three quarters of 2014 were well below what we had planned, we remain committed to the successful roll-out of our dual brand strategy including targeted investments in key areas of our business. We are encouraged by recent order patterns and anticipate a stronger fourth quarter to finish out the year.”

2014 Third Quarter Results

Net revenue was $5,601,011 for the 2014 third quarter versus $5,737,568 for the same period a year ago. A double digit sales increase to the Food/Drug/Mass retail channel was more than offset by decreased sales to the Pet Specialty channel. Sales of bowls/feeders were below the 2013 third quarter amount and anticipated orders related to the PetZone brand were below expectations.

Gross profit was $1,640,751 for the 2014 third quarter versus $1,848,033 for the same period last year. This 11% decrease was principally due to higher costs, increased discounts and promotions plus sharper pricing to gain market penetration. Gross profit margin for the 2014 third quarter decreased to 29.3% from 32.2% for the same period a year ago.

Selling, general & administrative (SG&A) expenses increased to $1,487,983 for the third quarter 2014 from $1,265,986 last year. Most of this year-over-year increase was related to specific revenue and product development initiatives and also included one-time charges.

Income from operations decreased to $152,768 for the 2014 third quarter from $582,047 a year ago. The amount of the year-over-year decrease was nearly evenly split between $207,000 of lower gross profit based on the factors noted above and $222,000 of higher selling, general & administrative (S,G&A) expenses, which especially included an increase in e-commerce sales campaigns and further product development.

Income before taxes was $127,666 for the 2014 third quarter compared to $589,281 for the same period in 2013.

Income tax expense for the 2014 third quarter was $49,915 versus $250,020 a year ago.

Net income was $77,751 for the 2014 third quarter compared to $339,261 for the same period last year. Net income per share was $0.00 for the three months ended September 30, 2014, versus $0.02 in 2013.

EBITDA was $323,140 for the 2014 third quarter compared to $762,185 a year ago. A reconciliation of EBITDA to GAAP net income is provided in an attachment to the summary financial statements.

2014 First Nine Months Results

Net revenue increased to $16,175,692 for the nine months ended September 30, 2014, from $15,526,715 for the same period a year ago. The 4% increase was attributable to sales increases in the Food/Drug/Mass retail channel as well as the Value channel, which were partially offset by decreased sales in the Pet Specialty channel. Higher sales of toys/accessories, bowls/feeders, and edibles/consumables were offset by a decrease in sales of waste and odor control products.

Gross profit was $4,713,099 for the 2014 year-to-date period compared to $4,712,600 last year. Gross profit margin decreased to 29.1% for the first nine months of 2014 from 30.4% a year ago. The decrease in gross profit margin was principally due to higher costs of sales and product mix.

SG&A expenses for the first nine months of 2014 were $4,126,635 versus $3,566,494 a year ago. During this year the Company has invested in the launch of its dual-brand strategy, e-commerce initiatives and targeted marketing and sales plans to expand its presence within key sales channels in domestic and international markets.

Income from operations decreased to $586,464 for the first nine months of 2014 from $1,146,106 for the same period last year due to higher SG&A expenses including increases in customer allowances, payroll and marketing costs.

Income before taxes was $566,658 for the 2014 year-to-date period versus $1,106,786 in 2013.

Income tax expense decreased to $206,723 for the first nine months of 2014 from $411,159 for the same period a year ago.

Net income was $359,935 for the first nine months of 2014 compared to $695,627 for the first nine months of 2013. Net income per diluted share was $0.02 for the nine months ended September 30, 2014, versus $.04 per share a year ago.

EBITDA was $1,153,656 nine months ended September 30, 2014, compared to $1,703,816 for the same period in 2013. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

Investor Conference Call

OurPet’s Company has scheduled an investor conference call for Thursday, October 30, 2014, at 4:30 pm. Eastern Time (ET).  Dr. Steve Tsengas, Chairman and CEO, and Scott Mendes, Chief Financial Officer, will discuss the company’s growth strategy and financial results followed by a question and answer session.  To participate in the conference call, individuals should dial (877) 485-3107.  Phone lines will open at 4:20 p.m. ET.  A digital replay of the investor conference call will be available following the call on the company’s website: www.ourpets.com/investor/investors.html.

About OurPet’s Company
OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company’s websites include www.ourpets.com and www.petzonebrand.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	InvestQuest, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 354-6500 (Ext. 111)	(614) 876-1900

OurPet’s Company

EBITDA -Q3’14 and YTD 2014 vs. prior comparable periods in 2013

EBITDA	Q3’14	Q3’13	1st nine months 2014	1st nine months 2013

Net Income	$77,751	$339,261	$359,935	$695,627
Interest	31,153	38,641	97,519	125,978
Tax Expense	49,915	250,020	206,723	411,159
Depreciation	143,977	121,315	430,988	433,480
Amortization	20,344	12,948	58,491	37,572
Total EBITDA	$323,140	$762,185	$1,153,656	$1,703,816

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net revenue	$5,601,011	$5,737,568	$16,175,692	$15,526,715
Cost of goods sold	3,960,260	3,889,535	11,462,593	10,814,115
Gross profit on sales	1,640,751	1,848,033	4,713,099	4,712,600

Selling, general and administrative expenses	1,487,983	1,265,986	4,126,635	3,566,494

Income from operations	152,768	582,047	586,464	1,146,106

Other (income) and expense, net	(6,051)	(45,875)	(77,713)	(86,658)
Interest expense	31,153	38,641	97,519	125,978
Income before taxes	127,666	589,281	566,658	1,106,786

Income Tax expense	49,915	250,020	206,723	411,159
Net Income	$77,751	$339,261	$359,935	$695,627

Basic and Diluted Net Income Per Common Share After Dividend Requirements For Preferred Stock	$-	$0.02	$0.02	$0.04

Weighted average number of common shares outstanding used to calculate basic earnings per share	17,056,910	16,248,663	16,876,914	16,023,648

Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	18,037,565	18,892,362	18,153,309	17,958,152

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
ASSETS
Cash and equivalents	$77,213	$57,975
Receivables, net	3,228,229	2,811,139
Inventories, net	7,725,149	5,876,724
Prepaid expenses	363,367	397,268
Total current assets	11,393,958	9,143,106

LONG TERM ASSETS
Property and equipment, net	1,846,714	1,891,209
Amortizable intangible assets, net	379,513	370,850
Non amortizable Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,772,741	2,808,573

Total assets	$14,166,699	$11,951,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	250,578	397,575
Accounts payable	2,103,228	1,169,925
Income taxes payable	1,128	161,637
Accrued expenses	444,687	699,373
Total current liabilities	2,899,621	2,528,510

LONG TERM LIABILITIES
Long-term debt - less current portion above	533,097	721,389
Revolving line of credit	3,482,032	1,833,032
Deferred income taxes	187,541	245,775
Total long term liabilities	4,202,670	2,800,196

Total liabilities	7,102,291	5,328,706

Stockholders’ Equity	7,064,408	6,622,973

Total liabilities and stockholders’ equity	$14,166,699	$11,951,679